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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              INSILICON CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45769H108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 MARCH 22, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)
     / /  Rule 13d-1(c)
     /x/  Rule 13d-1(d)


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                                                       SCHEDULE 13G                          Page 2 of 5
          CUSIP No. 45769H108

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

 1.       NAMES OF REPORTING PERSONS

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   PHOENIX TECHNOLOGIES LTD.
                    04-2685985

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 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                      (a) / /

           NOT APPLICABLE                                                                       (b) / /

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 3.       SEC USE ONLY

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 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE

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      NUMBER OF         5.     SOLE VOTING POWER

        SHARES                          10,450,010*
                        ------ --------------------------------------------------------------------------------------
     BENEFICIALLY       6.     SHARED VOTING POWER

       OWNED BY                         0

         EACH
                        ------ --------------------------------------------------------------------------------------
      REPORTING         7.     SOLE DISPOSITIVE POWER
                                       10,450,010*
                       ------ --------------------------------------------------------------------------------------
     PERSON WITH        8.     SHARED DISPOSITIVE POWER

                                        0
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 9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   10,450,010*

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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

          CERTAIN SHARES                                                                            / /

          NOT APPLICABLE

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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      73.9 *%

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12.       TYPE OF REPORTING PERSON

                   CO

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--------
          *  Includes an immediately exercisable warrant for 50,000 shares


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                                                       SCHEDULE 13G                          Page 3 of 5
          CUSIP No. 45769H108

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ITEM 1(a).            NAME OF ISSUER:

                               INSILICON CORPORATION
                      -----------------------------------------------------------------------------------------------

ITEM 1(b).            ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                               411 E. PLUMERIA DRIVE, SAN JOSE CA, 95134
                      -----------------------------------------------------------------------------------------------

ITEM 2(a).            NAME OF PERSON FILING:

                               PHOENIX TECHNOLOGIES LTD.
                      -----------------------------------------------------------------------------------------------

ITEM 2(b).            ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                               411 E. PLUMERIA DRIVE, SAN JOSE CA, 95134
                      -----------------------------------------------------------------------------------------------

ITEM 2(c).            CITIZENSHIP:

                               DELAWARE
                      -----------------------------------------------------------------------------------------------

ITEM 2(d).            TITLE OF CLASS OF SECURITIES:

                               COMMON STOCK
                      -----------------------------------------------------------------------------------------------

ITEM 2(e).            CUSIP NUMBER:

                               45769H108
                      -----------------------------------------------------------------------------------------------

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ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
               13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

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           NOT APPLICABLE



     (a)   / /        Broker or dealer registered under Section 15 of the Exchange Act.
     (b)   / /        Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)   / /        Insurance company as defined in Section 3(a)(19) of the Exchange Act.
     (d)   / /        Investment company registered under Section 8 of the Investment Company Act.
     (e)   / /        An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
     (f)   / /        An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
     (g)   / /        A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).
     (h)   / /        A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i)   / /        A church plan that is excluded from the definition of an investment company under Section 3(c)(14)
                      of the Investment Company Act.
     (j)   / /        Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box.  / /

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                                                       SCHEDULE 13G                          Page 4 of 5
          CUSIP No. 45769H108

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ITEM 4.        OWNERSHIP.

     (a)       Amount beneficially owned:

                        10,450,010*
               ------------------------------------------------------------------------------------------------------

     (b)       Percent of class:

                        73.9%*
               ------------------------------------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

     (i)       Sole power to vote or to direct the vote  10,450,010*
                                                        -------------------------------------------------------------

     (ii)      Shared power to vote or to direct the vote     0
                                                        -------------------------------------------------------------

     (iii)     Sole power to dispose or to direct the disposition of       10,450,010*
                                                                    -------------------------------------------------

     (iv)      Shared power to dispose or to direct the disposition of       0
                                                                      -----------------------------------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        NOT APPLICABLE

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                        NOT APPLICABLE

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
               THE PARENT HOLDING COMPANY.

                        NOT APPLICABLE

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                        NOT APPLICABLE

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                        NOT APPLICABLE

ITEM 10.       CERTIFICATION.

                        NOT APPLICABLE

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                                                       SCHEDULE 13G                          Page 5 of 5
          CUSIP No. 45769H108
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                                 SIGNATURE PAGE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 7, 2000                                    PHOENIX TECHNOLOGIES LTD.

                                                     By /s/ Linda V. Moore
                                                       -----------------------
                                                            Linda V. Moore
                                                            General Counsel